Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

April 23, 2009

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated March 28, 2009 accompanying the audited financial statements of Bella Viaggio, Inc. as of December 31, 2008 and 2007, in the Form 10-K, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" therein.

Very truly yours,

Kyle L. Tingle, CPA, LLC

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com